Exhibit 2.1
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                        ASSET PURCHASE AND SALE AGREEMENT
                                     BETWEEN
                      STARCRAFT AUTOMOTIVE GROUP, INC., and
                          NATIONAL MOBILITY CORPORATION
                                       AND
                               FOREST RIVER, INC.

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                                 AUGUST 21, 2001
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                                                                 August 21, 2001

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                                TABLE OF CONTENTS

                                                                          Page

1.0      CLOSING DATE.......................................................1

2.0      SALE AND PURCHASE..................................................1
         2.1      Sale and Purchase: Purchased Assets.......................1
         2.2      Bulk Sales Act Compliance.................................3
         2.3      Employees.................................................3

3.0      PURCHASER'S ASSUMPTION OF LIABILITIES AND OBLIGATIONS..............3

4.0      LIEN SEARCHES......................................................4

5.0      PURCHASE PRICE.....................................................4
         5.1      Purchase Price............................................4
         5.2      License Agreement.........................................4
         5.3      Assumed Liabilities.......................................4
         5.4      Deferred Payments.........................................4
         5.5      Closing Adjustments.......................................5
         5.6      Purchase Price Allocation.................................5
         5.7      Possession of Purchased Assets............................5
         5.8      Facilities Warranty Deed..................................5
         5.9      Lease Agreement...........................................5

6.0      REPRESENTATIONS, COVENANTS AND WARRANTIES OF SELLER................5
         6.1      Organization, Standing and Power: Ownership...............6
         6.2      Authorization.............................................6
         6.3      Tax Matters...............................................6
         6.4      Title to Purchased Assets and Related Matters.............7
         6.5      Recalls...................................................7
         6.6      Labor Relations; Employees................................7
         6.7      Employee Benefit Plans....................................7
         6.8      Conduct of Business.......................................8
         6.9      Proprietary Rights........................................8
         6.10     Disclosure................................................8
         6.11     Good Working Order: Usability.............................8
         6.12     Defaults..................................................9
         6.13     Insurance.................................................9
         6.14     Suppliers, Customers......................................9
         6.15     Survival of Representations and Warranties................9
         6.16     Supplementation of Exhibits...............................9
         6.17     Brokers...................................................9
         6.18     Financial Information....................................10
         6.20     Related Transactions.....................................10
         6.21     Accounts Receivable......................................10
         6.22     Bailment Agreements......................................10
         6.23     Litigation...............................................11



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         6.24     Compliance with Laws.....................................11
         6.25     Facilities Matters.......................................11

7.0      REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................11
         7.1      Organization, Standing and Power.........................12
         7.2      Authority................................................12

8.0      INDEMNIFICATION...................................................12
         8.1      Indemnification of Purchaser.............................12
         8.2      Indemnification of Seller................................12
         8.3      Rules Regarding Indemnification..........................13
         8.4      Arbitration Procedures...................................13

9.0      CONDITIONS TO CLOSING: TERMINATION................................13
         9.1      Condition to Seller's Obligations........................13
         9.2      Conditions to Purchaser's Obligations....................14
         9.3      Termination if Conditions Not Satisfied..................14
         9.4      Preservation of Relationships............................14
         9.5      Conduct of Business Prior to the Closing Date............15
         9.6      Satisfaction of Closing Conditions.......................15
         9.7      Disposal of Purchased Assets.............................15

10.0     CLOSING TRANSACTIONS: SELLER......................................15
         10.1     Deeds; Bill of Sale......................................15
         10.2     Consents.................................................15
         10.3     License Agreement........................................15
         10.4     Facilities Purchase Agreement............................15
         10.5     Other....................................................15

11.0     CLOSING TRANSACTIONS: PURCHASER...................................15
         11.1     Assumption Agreement.....................................15
         11.2     Purchase Price...........................................15
         11.3     License Agreement........................................15
         11.4     Office Suite Lease Agreement.............................15

12.0     MISCELLANEOUS.....................................................16
         12.1     Expenses, Etc............................................16
         12.2     Parties in Interest: Assignment..........................16
         12.3     Entire Agreement; Amendments.............................16
         12.4     Headings.................................................16
         12.5     Notices..................................................16
         12.6     Public Announcements: Confidentiality....................16
         12.7     Further Assurances.......................................17
         12.8     Waiver...................................................17
         12.9     Governing Law; Forum; No Jury............................17
         12.10    Definitions..............................................17

13.0     SELLER'S NON-COMPETITION..........................................18

                                       ii

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14.0     PURCHASER'S NON-COMPETITION.......................................19

Exhibit 2.0
         Purchased Assets..................................................20

Exhibit 3.0
         Assumed Liabilities...............................................21

Exhibit 5.5
         Deferred Payments,
         Adjustment Date Arbitration, and
         Claim for Indemnity Procedures....................................22

Exhibit 5.5
         Escrow Agreement..................................................23

Exhibit 5.8
         Facilities Warranty Deed..........................................27

Exhibit 5.9
         Office Suites Lease Agreement.....................................31

Exhibit 6.9
         License Agreement.................................................48

Exhibit 10.1
         General Assignment and Bill of Sale...............................56

Exhibit 11.1
         Assumption Agreement..............................................57


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                        ASSET PURCHASE AND SALE AGREEMENT


     This ASSET PURCHASE AND SALE AGREEMENT is entered into August 21, 2001 ("Agreement"), between Forest River, Inc., an Indiana corporation with principal offices located at 3010 College Avenue, Goshen, Indiana ("Purchaser"), and Starcraft Automotive Group, Inc., and National Mobility Corporation, each an Indiana corporation, with principal offices at 2703 College Avenue, Post Office Box 1903, Goshen, Indiana 46526 (collectively "Seller").

                                    RECITALS

     Purchaser desires to buy and assume, and Seller desires to sell and transfer, substantially all of the assets and the liabilities of Seller relating to the current business operated by Seller on a worldwide basis (the "Business"), defined as (i) the mobility vehicle and second stage mobility conversion business, and (ii) the transit bus, school bus, shuttle bus and commercial cargo truck business (each of the foregoing two categories, a "Product", and collectively, the "Products").

                                    AGREEMENT

     Therefore, in consideration of the premises and of the mutual promises of the parties, the parties agree as follows:

     1.0 CLOSING DATE.

     The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on or before August 30, 2001 or such later date agreed to in writing by the parties (the "Closing Date"). Time is of the essence in this Agreement and in connection with the transactions contemplated by it.

     2.0 SALE AND PURCHASE.

          2.1 Sale and Purchase: Purchased Assets. On the Closing Date, in reliance upon the representations, warranties and agreements of the parties contained in this Agreement, Seller shall sell, and Seller shall cause Starcraft Corporation to license and/or sell certain property to Purchaser, and Purchaser shall license and/or purchase from Starcraft Corporation and/or from Seller, free and clear of all Encumbrances (as defined in Section 6.4), the assets and properties of the Business described in the schedules in Exhibit 2.0 (collectively the "Purchased Assets"), but not including the finished goods consisting of the Matthews Bus units, or, Matthews Bus units accounts receivable, and any other excluded assets specifically described as such in Exhibit 2.0 (the "Excluded Assets"):

               2.1.1 All machinery, equipment, patterns, fixtures, jigs, make up tables, storage racks, and related items used in connection with the Business;

               2.1.2 All useable inventories of spare parts, chassis, raw materials, work in process, and finished goods (excluding Matthews Bus units completed and awaiting inspection but not shipped at Closing), demos, and direct manufacturing supplies, on hand in connection with the Business, at Seller's cost less freight;

               2.1.3 All open bids, contracts, contract rights, and all sales orders relating to the Business of the Seller;




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               2.1.4 All intellectual  property of the Business and its Products described in the License Agreement in the form of Exhibit 6.9;

               2.1.5 All Product bills of materials; Product specifications and drawings; Product testing results; Product safety standards compliance test reports and engineering testing and reports; proprietary drawings, formulas, designs, specifications and research and development efforts, and proprietary manufacturing techniques, know-how, and manufacturing processes which relate to the Products; Product promotional literature (including sales materials, videos, and show materials);

               2.1.6 Lists of material customers, vendors, and suppliers of the Seller as they relate to the Business;

               2.1.7 All assignable warranties in relation to the Business and in favor of Seller;

               2.1.8 All good will related to the Business of the Seller;

               2.1.9  All  chassis  under  OEM   bailment/converter   agreements
          relating to the Business;

               2.1.10 All molds, tools, and tooling for the bus and shuttle aspects of the Business;

               2.1.11 All Seller's Product unit history files for the applicable warranty periods. Purchaser shall not dispose of, or destroy any Product unit history files except upon Seller's prior written consent. Purchaser at its expense shall store such files on a safe and secure basis. Purchaser agrees to give Seller reasonable access to such files as Seller may reasonably require, and copy any such files as it may deem necessary. In the event Purchaser intends to dispose of, or destroy, any of the Product unit history files, Purchaser shall give Seller ninety (90) days' advance written notice of such an event, and Seller shall have the right to such files and remove them at Seller's expense during that ninety (90) day period;

               2.1.12 All real estate, and the manufacturing and office facility of the Business, located in Goshen, Elkhart County, Indiana, and Emma, LaGrange County, Indiana (except the Century Drive real estate under pavement, and the buildings, and all improvements thereon), including, but not limited to, the buildings, structures, leasehold improvements and other improvements, all rights, titles and interests appurtenant to the buildings, structures and other improvements and fixtures (all of the foregoing collectively referred to as the "Facilities") as more particularly described in the Facilities Warranty Deed in the form of
          Exhibit 5.8;

               2.1.13 All of Seller's right, title and interest as contract purchaser of any personal property or fixtures used in the Business, including any leasehold improvements;

               2.1.14 All of the accounts receivable of the Business (excluding any such attributable to the Matthews Bus units) as of the Closing Date described in the schedules to Exhibit 2.0;

               2.1.15 All Business furniture, office equipment, and other items of personal property located in the Facilities described in the schedules to Exhibit 2.0;


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               2.1.16 All leases of equipment  of the Business  described in the schedules to Exhibit 2.0;

               2.1.17 All vehicles and rolling stock of the Business described in the schedules to Exhibit 2.0;

               2.1.18 All permits, licenses, franchises, authorizations and other intangible rights of the Business, and all product certifications and agency approvals and applications relating to the Products;

               2.1.19 All signage and all supplies of advertising materials, marketing materials and samples, literature and product manuals relating to Products of the Seller;

               2.1.20 All Business records relating to the Business of the Seller. Purchaser will provide Seller with reasonable access to such Business records as necessary for the preparation of Seller's tax returns and other valid business reasons, and Purchaser shall keep all such records strictly confidential except as required by law. Purchaser at its expense shall store such files on a safe and secure basis. Purchaser agrees to give Seller reasonable access to such files as Seller may reasonably require, and copy any such files as it may deem necessary. In the event Purchaser intends to dispose of, or destroy, any of the files, Purchaser shall give Seller ninety (90) days' advance written notice of such an event, and Seller shall have the right to such files and remove them at Seller's expense during that ninety (90) day period; and,

               2.2.21 All Business claims, causes of actions and other rights against others of a commercial nature (except for all tax refund proceedings pending at Closing, all such refunds to belong to Seller).

          2.2 Bulk Sales Act Compliance. Seller and Purchaser shall be entitled to rely on an exception for compliance with the Indiana Commercial Code - Bulk Sales Act. Seller certifies, represents, and warrants that the proceeds of sale of assets under this Agreement shall be applied in partial or total satisfaction of debt(s) secured by such assets, and Seller shall not receive a net contract price or net proceeds of sale as such terms are used in the Bulk Sales Act. Purchaser and Seller acknowledge and agree that Purchaser is assuming all of the trade creditor debts of Seller in full.

          2.3 Employees. Purchaser shall offer employment to such of the Business employees as it shall determine in its sole discretion. If
     Purchaser shall offer Business employees the opportunity to work for Purchaser, then Purchaser shall as to each such employee offer health benefits as are usual and customary for its other similarly situated employees, with coverage effective on the first day of the month following the Closing Date, subject to the terms of Purchaser's benefit plans. Prior to the Closing Date Seller shall arrange for Purchaser's reasonable access to key employees of the Business so that Purchaser may offer employment opportunities upon Closing.

     3.0 PURCHASER'S ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

     On the Closing Date, Purchaser shall assume and agree to pay, perform or otherwise discharge, all Business obligations described in the schedules to
Exhibit 3.0 including Business trade payables and warranty obligations (the "Assumed Liabilities") and Purchaser shall not assume any Business obligations specifically described as excluded liabilities ("Excluded Liabilities") described in Exhibit 3.0. Seller hereby agrees to indemnify and hold Purchaser harmless (including court costs, paralegal fees, and reasonable attorney fees) from the excess over the first One Hundred Thousand Dollars ($100,000.00) ("Warranty Deductible") of usual, reasonable, and customary Product warranty expense (such as is consistent with pre-closing ordinary course of Business practices) for Products sold and in use prior to Closing. Purchaser shall indemnify and hold Seller harmless from Assumed Liabilities (other than the Warranty Deductible) from and after Closing, including court costs, paralegal fees, and reasonable attorney fees. Seller shall retain the Excluded Liabilities of the Business (the "Retained Liabilities") and indemnify and hold Purchaser harmless from them after Closing (other than the Warranty Deductible), including court costs, paralegal fees, and reasonable attorney fees. Purchaser agrees to allow Seller and Seller's independent certified public accountants reasonable access to Purchaser books and records for purposes of warranty expense verification, and the Warranty Deductible, from time to time. These indemnity provisions shall survive Closing until expiration of the applicable statute of limitations.

     4.0 LIEN SEARCHES.

     Prior to Closing, Seller shall provide Purchaser with copies of existing Business lien searches. All such searches and reports must be reasonably acceptable to the Purchaser.

     5.0 PURCHASE PRICE.

     Purchaser shall pay Seller the purchase price for the Purchased Assets (the "Purchase Price"), as follows.

          5.1 Purchase Price. The Purchase Price shall consist of the (i) Assumed Liabilities; (ii) the deferred payments described in Section 5.4; and (iii) Eight Million Three Hundred Thousand Dollars ($8,300,000.00) cash payable on the Closing Date, subject to the escrow and the adjustment provisions of Section 5.5.

          5.2 License Agreement. Purchaser shall pay Starcraft Corporation the license fee in the licensing agreement in the form of Exhibit 6.9 (the "License Agreement") for certain intellectual property.

          5.3  Assumed   Liabilities.   Purchaser   shall   assume  the  Assumed
     Liabilities,   including  Product  warranty  liabilities  (subject  to  the
     Warranty Deductible), Business and trade payables, and transfer or assumption of all payment liability to the appropriate OEM for chassis in the chassis inventory of Seller, including chassis under OEM bailment/converter agreements relating to the Business, and release Seller from such liability. Purchaser shall and does hereby agree to indemnify and hold Seller harmless from and against any and all claims arising out of Purchaser's conduct of the Business after Closing and for breach of any Product warranty assumed by Purchaser (excluding Seller's pending litigation). These indemnity provisions shall survive Closing until expiration of the applicable statute of limitations.

          5.4 Deferred Payments. Purchaser agrees to pay Seller deferred payments based upon pretax profit for the Business (excluding corporate changes). From Closing and until the end of the next three (3) full fiscal years of the Purchaser and the Business after Closing, Purchaser agrees that the pretax profit of the Business over One and One-half Million Dollars ($1,500,000.00) on an annual basis shall be paid to Seller, within one hundred twenty (120) days following the end of each applicable fiscal year, not to exceed an aggregate cumulative total payment to Seller of Five Hundred Thousand Dollars ($500,000.00). Pretax profit shall be determined by the independent certified public accountants to the Purchaser, to reflect determination of pretax profit on the basis of generally accepted accounting principles consistently applied. The Adjustment Date Arbitration Procedures described in Exhibit 5.5 shall apply to this Section 5.4.

          5.5 Closing Adjustments. Five Million Dollars ($5,000,000.00) ("Escrow Amount") of the cash Purchase Price shall be deposited under the Escrow Agreement attached as Exhibit 5.5 to this Agreement on the date hereof. On the Closing Date, the Escrow Amount shall be reduced to One Million Three Hundred Thousand Dollars ($1,300,000.00), with Three Million Seven Hundred Thousand Dollars ($3,700,000.00) cash from Escrow and Three Million Three Hundred Thousand Dollars ($3,300,000.00) cash from Purchaser shall be paid to Seller on the Closing Date for a total of Seven Million Dollars ($7,000,000.00) of the Purchase Price due and payable on the Closing Date. Purchaser and Seller shall complete a Business operating net asset verification as of the Closing Date to be completed by September 10, 2001 (the "Adjustment Date"). The verification shall apply to the Business operating net assets (excluding real estate) listed in the schedules to
     Exhibit 5.5. If the result of the verification is Two Million Seven Hundred Thirty-seven Thousand Dollars ($2,737,000.00) ("Operating Net Asset Amount") or more, then the Escrow shall be terminated, and the Escrow Amount remitted to Seller as of the Adjustment Date. If the result of the verification is less than the Operating Net Asset Amount, then the Purchase Price shall be adjusted dollar for dollar downward on the Adjustment Date, and the remaining balance of the Escrow Amount due to Seller likewise shall be adjusted downward; the revised downward balance of the Escrow Amount shall be remitted to Seller, and the remaining balance of the Escrow shall be released to Purchaser, and the Escrow terminated, as of the Adjustment Date. If the parties cannot agree, then each hereby consents to the Adjustment Date Arbitration Procedures described in Exhibit 5.5. The operating net asset value of the Business shall be verified by the independent certified public accountants to the Purchaser, as follows:
     "operating net asset value" shall equal Business trade receivables plus Business inventory (raw, work in process, and finished) plus Business machinery and equipment minus Business trade payables, as of the Closing Date, provided, however, the Matthews Bus units completed and awaiting inspection, and any accounts receivable attributable to Matthews Bus units, shall not be included in the Business operating net asset value.

          5.6 Purchase Price Allocation. Purchaser and Seller shall agree to allocate the Purchase Price to the Purchased Assets as of the Adjustment Date. On the Closing Date, the Seven Million Dollars ($7,000,000.00) cash portion of the Purchase Price shall be allocated and payable as required by the Facilities Warranty Deed described in Section 5.8, and the balance thereof to Purchased Assets described in Section 2.0.

          5.7 Possession of Purchased Assets. Purchaser shall have possession of the Purchased Assets on the Closing Date, provided, however, that Seller shall have ninety (90) days after Closing to move Excluded Assets from the Facilities. Purchaser shall allow Seller reasonable access to the Facilities for purposes, at no additional charge to Seller.

          5.8 Facilities Warranty Deed. Seller shall deliver the form of Facilities Warranty Deed in the form of Exhibit 5.8 to Purchaser at Closing.

          5.9 Lease Agreement. Purchaser shall execute the Office Suite Lease Agreement in the form of Exhibit 5.9 at Closing.

     6.0 REPRESENTATIONS, COVENANTS AND WARRANTIES OF SELLER.

     Each Seller represents, covenants and warrants to Purchaser as follows:

          6.1 Organization, Standing and Power: Ownership. Seller is a corporation duly organized and validly existing under the laws of Indiana and is duly qualified to transact business in the State of Indiana. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted. There are no dissolution, liquidation, bankruptcy proceedings or creditor's rights proceedings pending or to the knowledge of Seller, threatened or contemplated against the Seller.

          6.2 Authorization. This Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors' generally or the application of general principles of equity. As of the Closing Date, the execution, delivery and performance of this Agreement will have been duly and validly authorized by action of Seller's Board of Directors. Neither the execution and delivery of this Agreement, nor the consummation by Seller of the transactions contemplated in it, nor the compliance with any of its provisions will, to the best of Seller's knowledge: (i) conflict with or result in a breach of the Articles of Incorporation or By-Laws of Seller; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority by which Seller is bound; (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which Seller is a party, or which would adversely affect any of the assets or properties to be sold or the contracts to be assumed, except for agreements concerning which consents will be obtained by Seller as of the Closing Date; (iv) result in the creation or imposition, under or in accordance with the laws of the United States or any state of the United States of any lien, charge or encumbrance on any of the assets or properties of the Seller; (v) ; (vi) require the consent of the United States, State of Indiana, Indiana county or local governmental or regulatory body; (vii) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any of the terms or requirements of, or give any governmental body the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Seller or that otherwise relates to the business of, or any of the assets owned or used by, the Seller; (viii) contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract to which the Seller is a party or under which the Seller has any rights, or by which the Seller, or any of the assets owned or used by the Seller, may be bound; or (ix) result (with or without notice or lapse of time) in the imposition or creation of any Encumbrance (as described in Section 6.4) upon or with respect to any of the assets owned or used by the Seller. No consent or approval of or notification to any governmental authority is required in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated under this Agreement.

          6.3 Tax Matters. All federal, state, local and foreign tax returns and tax reports, including payroll taxes, required to be filed with respect to the Seller through the date of this Agreement have been filed, or will be filed when they are due, with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; all of such returns and reports are or will be true, correct and complete, and all amounts shown as owing have been paid or, in the case of tax returns and tax reports not yet due, are adequately provide for, will be paid or disputed in good faith by Seller. Seller has not given any waiver or extension (which continues in effect) of any period of limitation governing the time of assessment or collection of any taxes relating to the Seller, nor received any notice of any proposed deficiency for any duty, tax, assessment or governmental charge relating to the Seller, nor are any of the foregoing a party to any agreement with respect to the sharing or allocation of taxes or tax costs. All federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, payroll and other taxes (including interest and penalties), if any, which if not paid would result in a lien or charge against the Purchased Assets have been paid through the date of this Agreement and will be paid or are adequately provided for through the Closing Date.

          6.4 Title to Purchased Assets and Related Matters. Seller has good and marketable title to all the Purchased Assets to be transferred to Purchaser under this Agreement, and it is a condition to Closing that at the Closing Seller is able to transfer such properties and assets to Purchaser free and clear of all the following (collectively referred to as "Encumbrances"): security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other such agreements, other than this Agreement, or which are identified in Exhibit 6.4 as being contested in good faith by appropriate proceedings. Exhibit 3.0 lists all leases of Purchased Assets which Purchaser intends to assume. Neither the Seller, nor, any other party to any such lease is in default under, nor does there exist any condition or event which with notice or lapse of time or both would constitute a default under, any such lease, and each such lease is in full force and effect and valid, binding and enforceable against the Seller, and, each other party in accordance with its terms, except as enforceability may be affected by applicable bankruptcy, insolvency, moratorium or other similar laws of general application, or by the application of principles of equity, whether in a proceeding at law or in equity. Seller is in good standing under all such leases and is in compliance with and not in default under such leases.

          6.5 Recalls. With regard to any Recall (as defined hereinafter) (i) there are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the knowledge of Seller, threatened against or involving Seller relating to the Business or the Products or the Purchased Assets, whether at law or in equity, or before or by any foreign or United States federal, state, municipal or other governmental authority, (ii) Seller has no knowledge of any facts which could give rise to a Recall under present law; (iii) Seller is not subject to any written judgment, order, writ, court decree, governmental decree or injunction enjoining it in respect of any Business practice or the conduct of Business; and (iv) there has not been, nor is there nor should there be, to Seller's knowledge, under consideration or investigation by the Seller, any Product recall, rework, retrofit or post-sale warning (collectively, recalls, reworks, retrofits and post-sale warnings are referred to as "Recalls") concerning any Products manufactured, produced, distributed or sold by or on behalf of the Seller except as described in Exhibit 6.5.

          6.6 Labor Relations; Employees. Seller has paid in full or will pay in full when payable, or has adequately provided for timely payment, all wages, salaries, bonuses, severances, and vacation and other payments and sales commissions and allowances earned by all employees, agents, independent contractors or consultants of the Seller through the Closing Date. Seller is in compliance with all applicable laws and regulations concerning employment practices, terms and conditions of employment, wages and hours. There is no discrimination complaint pending before the EEOC, or any court, or any unfair labor practice or similar complaint, against Seller pending before the National Labor Relations Board or similar authority or strike, dispute, slowdown or stoppage pending or threatened against or involving the Seller. No representation question exists respecting the employees of the Seller and no collective bargaining agreement is currently being negotiated concerning the employees of the Seller.

          6.7 Employee Benefit Plans. With respect to each pension or other employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), program or arrangement maintained by Seller for employees ("Employee Plans"), each of the Employee Plans is maintained and operated in material compliance with the requirements provided by applicable statutes, orders, rules and regulations currently in effect, including, but not limited to, ERISA and the Internal Revenue Code of 1986, and its rules and regulations as amended, ("Code"), and applicable to such Employee Plans (provided the rules and orders and regulations are legally valid and binding and have been generally published as being a requirement for the Employee Plans in question), and each Employee Plan and its related trust intended to qualify under Section 401(a) and Section 501(a) of the Code is so qualified and has been determined by the Internal Revenue Service so to qualify, and nothing has occurred to cause the loss of such qualification. Each Employee Plan intended to qualify under Section 501(c)(9) of the Code so qualifies in form and in operation and meets the requirements of Section 505(c) of the Code and the applicable regulations. All Employee Plans that are employee welfare benefit plans, as defined in Section 3(1) of ERISA, and related trusts, insurance contracts or other funding arrangements, if any, substantially comply in form and in operation with the requirements of ERISA. All required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notice required by Section 606 of ERISA or Section 4980B of the Code, that would give rise to material liability, have been appropriately given. All group health plans (as defined in Section 162(i) of the Code) covering employees have been maintained in compliance with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA to the extent that no material liability would arise. All applicable contributions due and owing from Seller for all periods ending before the Closing have been made in full or accrued. All insurance premiums due and owing from Seller have been paid in full or accrued with regard to such Employee Plan for policy years or other applicable policy periods ending on or before the Closing.

          6.8 Conduct of Business. Except as Purchaser and Seller may otherwise reasonably mutually agree, from the date of this Agreement through the Closing Date, Seller shall conduct the Business in the ordinary course of business of the Business, consistent with its Business practices on an historical basis.

          6.9 Proprietary Rights. Exhibit 6.9 to this Agreement constitutes a License Agreement for certain trademarks, service marks and trade names now used by the Seller in connection with its Products (collectively referred to as the "Proprietary Rights"). All Proprietary Rights listed in Exhibit
     6.9 are valid and in full force and effect. There are no pending claims, actions or judicial or other adversary proceedings involving the Seller concerning any item of the rights and property referenced in Exhibit 6.9; and to Seller's knowledge no such action or proceeding is threatened. To the best of Seller's knowledge, the use of the Proprietary Rights in connection with the conduct of the Business has not and will not conflict with, infringe upon, or violate any patent or other proprietary right of any other person.

          6.10 Disclosure. To Seller's knowledge, no representation or warranty by Seller in this Agreement or in any of the Exhibits to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained in them not misleading in light of the circumstances in which they are made.

          6.11 Good Working Order: Usability. The Purchased Assets consisting of machinery and equipment are in reasonably good working condition, sufficient for use in the ordinary course of the Business. The Purchased Assets consisting of raw materials inventory is usable and salable in the ordinary course of Seller's Business; none of it is obsolete, of poor quality, or should be written down on Seller's books, consistent with Seller's practices on an historical basis and consistently applied.

          6.12 Defaults. Seller is not in default under any Assumed Liability. All contract rights which are part of the Purchased Assets are valid and enforceable against the obligors to them without defense, counterclaim or offset, and there is no default by Seller or the obligors of such contract rights.

          6.13 Insurance. The Seller currently maintains policies of hazard insurance for Products. All such policies are in full force and effect on the date of this Agreement, and Seller shall use its best efforts to maintain the coverage under those policies in full force and effect until the Closing. Seller shall bear the risk of loss until transfer of title to the Purchased Assets at the Closing, at which time risk of loss shall pass to Purchaser. If any of the Purchased Assets shall be substantially damaged or destroyed by fire, casualty or other cause prior to the actual date of Closing, Seller shall immediately notify Purchaser and furnish to Purchaser a written statement of the amount of insurance, if any, payable on account. For purposes of this transaction, the Purchased Assets shall be deemed to be substantially damaged if the cost of replacement or repair of all damage prior to the Closing exceeds Fifty Thousand and 00/100 Dollars ($50,000). If the Assets are substantially damaged, Purchaser may elect to terminate this Agreement prior to Closing. If some of the Purchased Assets are damaged or destroyed but are not substantially damaged as defined above, the insurance proceeds shall be assigned to Purchaser or at Purchaser's election, the damaged or destroyed Purchased Assets shall be repaired or replaced prior to Closing with the insurance proceeds or at Seller's expense to the extent insurance proceeds are insufficient and the time for the Closing may be extended, if necessary and if mutually agreed, for a reasonable period in order to permit such repairs or replacement. In such event, Seller shall be entitled to use available insurance proceeds to repair the Assets.

          6.14 Suppliers, Customers. Seller has no knowledge that any material customers or suppliers of Business intend to cease doing business with the Business.

          6.15 Survival of Representations and Warranties. Subject to Section 8.3, all representations and warranties made in this Agreement; (i) are made as of the date of this Agreement unless a different date is specified in them, and do not constitute representations, warranties or agreements about any facts, events or legal results at any time after the date of the Closing; (ii) shall be deemed made as of the Closing; and (iii) for purposes of Section 5.0 and Section 8.0 shall survive the date of this Agreement, the date of the Closing and the consummation of the transactions provided for in this Agreement.

          6.16 Supplementation of Exhibits. After the date of this Agreement and until the Closing, Seller and Purchaser shall provide and/or supplement any and all Exhibits to this Agreement, including supplements, to reflect events occurring after the date of this Agreement. All Exhibits must be acceptable to Purchaser and Seller.

          6.17 Brokers. Purchaser represents and warrants that it has not engaged a broker incident to this transaction as it relates to the Facilities. The Seller shall be responsible for real estate brokerage fees it has incurred incident to any sale of the Facilities and shall indemnify and hold Purchaser harmless from them. This indemnity shall survive Closing until expiration of the applicable statute of limitations.

          6.18 Financial Information. Purchaser acknowledges it has access to, or has received, the Annual Report and most recent 10-Q, of Starcraft Corporation (collectively, the "Financial Statements"), and Sellers' internally prepared Results of Operations - Bus and Mobility, and also included, Business pro-forma calculations, together with a Business operating net asset balance sheet attached at Exhibit 6.18 (collectively, "Internal Statements"). The Financial Statements (i) are true, correct and complete, (ii) are in accordance with the books and records of the parent,
     (iii) fairly present the consolidated financial position of the parent as of the respective dates indicated and the consolidated results of operations, retained earnings and changes in financial position for the respective periods indicated, (iv) have been prepared in accordance with generally accepted accounting principles consistently applied on an historical basis. Each of the Internal Statements (i) is true, correct and complete in Seller's best business judgment, (ii) is in accordance with the books and records of the Seller, (iii) fairly and accurately presents the true, correct and complete position of the Business as of the date indicated in Seller's best business judgment, and (iv) has been prepared in good faith and accordance with its practices consistently applied on an historical basis. Except as set forth in the Balance Sheet or Financial Statements, there are to the knowledge of Seller no (a) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or to the knowledge of Seller threatened affecting the Purchased Assets, whether at law or in equity, whether civil or criminal in nature or whether before or by any federal, state, municipal or other governmental department commission, board, bureau, agency or instrumentality, domestic or foreign, or (b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitration against the Seller, and (c) Seller has complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations or orders applicable to the Seller, or the Purchased Assets, and (d) the Seller has all federal, state, local and foreign governmental licenses and permits necessary to the conduct of the Business.

          6.20 Related Transactions. Except as disclosed in the Financial Statements, and except for compensation and other benefit plans, and stock option and stock incentive plans, for directors and employees of the Seller, no current or former director, officer, or employee or control person shareholder (as defined in Indiana law) or any associate (as defined in the rules promulgated under the Securities Exchange Act) thereof, is presently, or during the last three fiscal years has been, (a) a party to any material transaction with the Seller (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate), except in the ordinary course of business, and, except upon approval of the Board of Directors, or applicable committee thereof, in accordance with Seller's governance documents, or (b) the direct or indirect owner of a material interest in any corporation, firm, association or business organization which is a material competitor, supplier or customer of the Business of Seller, which should properly accrue to the Seller.

          6.21 Accounts Receivable. The accounts receivable of the Business have arisen in the ordinary course of business, reflect valid business transactions, and are collectable in the ordinary course of business. Seller has no knowledge of any claims of setoff, or any disputes as to validity thereof. Purchaser agrees to use its best efforts to collect the accounts receivable, and shall furnish Seller with an aging report and collection report on a weekly basis. Upon expiration of ninety (90) days after Closing, any accounts receivable at that time not collected by Purchaser may, at Purchaser's option, be assigned to Seller, and Seller upon receipt of such assignment agrees to promptly pay Purchaser the face amount thereof.

          6.22 Bailment Agreements. Seller and Purchaser agree to use their best efforts to arrange for and enter into whatever OEM bailment, pool, and converter agreement consents to assignment as are necessary. Seller shall use its best efforts to assist Purchaser in obtaining such assignment of any such Business OEM agreements to Purchaser.

          6.23 Litigation. There are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the knowledge of Seller, threatened against or involving the Business, whether at law or in equity, or before or by any foreign or United States federal, state, municipal or other governmental authority, and the Seller is not subject to any written judgment, order, writ, court decree, governmental decree or injunction enjoining it in respect of any Business practice or the conduct of Business, except as set forth on Exhibit 6.23, and each of which shall constitute a Retained Liability.

          6.24 Compliance with Laws. To the best of its knowledge, Seller has been and is in material compliance with all applicable laws, ordinances, statutes, rules, regulations and orders enacted, promulgated or entered by any federal, state or local governmental body, court or agency relating to the operation of the Business, except that this representation does not apply to or include federal, state or local laws or regulations relating to the environment, including air, water, soil and wastes, which are addressed in Section 6.25. The Seller has filed all reports required to be filed with any governmental authority relating to the operation to be filed with any governmental authority relating to the operation of its Business, which the failure to file would have a material adverse effect on the Purchaser. There is no license, franchise, concession, grant, certificate, authorization, permit or approval of any nature of any governmental authority required by the Seller for the conduct of its Business (collectively, the "Permits") which has not already been obtained, and all such Permits are in full force and effect, except for those Permits ("Immaterial Permits") that the failure to obtain or maintain in full force and effect would not have a material adverse effect on the Seller. There are no proceedings pending which may result in the revocation, cancellation or suspension of any Permit (other than any Immaterial Permit). Representations and warranties in this Section cover only the period of time to the date of the Closing, and no representation or warranty concerning the matters covered by this Section is made as to subsequent periods, including, without limitation, the renewal or reissuance of any approval, consent, license, permit or order of any entity or agency under federal or state laws or regulations as they currently exist or may hereafter be adopted.

          6.25 Facilities Matters. Seller has delivered to Purchaser, the Facilities site assessment ("Assessment") attached hereto as Exhibit 6.25. To its knowledge, as of the date hereof, Seller's Facilities are in substantial compliance with all applicable Environmental Laws (as defined in this Section 6.25) governing the present Facilities of the Business, and, Seller has no knowledge of any pending or threatened claims by any third parties, including the Environmental Protection Agency or the Indiana Department of Environmental Management regarding breach of an Environmental Law as to the Facilities, except as set forth in the Assessment. "Environmental Law" for this purpose means, requirements imposed by any applicable law, rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority which relate to pollution or protection of the Facilities air, surface water, groundwater or land; or regulation of the manufacture, processing, distribution in commerce, use, or storage of hazardous waste at the Facilities.

     7.0 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser represents, covenants and warrants to Seller:

          7.1 Organization, Standing and Power. Purchaser is a corporation duly organized and validly existing under the laws of Indiana, and is authorized to conduct business in the State of Indiana. Purchaser has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement.

          7.2 Authority. The execution, delivery and performance of this Agreement and all other writings relating to it by Purchaser have been duly and validly authorized by all necessary corporate action, including action by the Board of Directors. This Agreement constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors' generally, or the application of general principles of equity. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated in it, nor compliance by Purchaser with any of its provisions, will: (i) conflict with or result in a breach of the Certificate of Incorporation or By-Laws of Purchaser; (ii) to the best of Purchaser's knowledge, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) to the best of Purchaser's knowledge, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which Purchaser is a party or by which it or its assets or properties may be bound.

     8.0 INDEMNIFICATION.

          8.1 Indemnification of Purchaser. Seller shall indemnify and save Purchaser and each of its shareholders, subsidiaries, affiliates, officers and directors, employees and agents harmless from, against, for and in respect of and shall pay on demand:

               8.1.1 Any and all damages, losses, settlement payments, obligations, liabilities, claims, actions, or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of the untruth or breach of any representation, warranty, agreement or covenant of Seller contained in this Agreement; and

               8.1.2 All reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.0.

          8.2 Indemnification of Seller. Purchaser shall indemnify and save the Seller and each of its subsidiaries, affiliates, officers, directors, employees and agents harmless from, against, for and in respect of and shall pay on demand:

               8.2.1 Any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of the untruth or breach of any representation, warranty, agreement or covenant of Purchaser contained in or made pursuant to this Agreement; and

               8.2.2 All reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.0.


          8.3 Rules Regarding Indemnification. The obligations and liabilities concerning indemnification shall be subject to the following terms and conditions:

               8.3.1 The party claiming indemnification under Section 8.1 or 8.2 ("Indemnified Party") shall give prompt written notice to the party against which indemnification is sought under Section 8.1 or 8.2
          ("Indemnifying Party") which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in Section 8.1 or 8.2, stating the nature and basis of such claims and the amount, to the extent known.

               8.3.2 If, within thirty (30) days after receiving notice of a third party claim, the Indemnifying Party advises the Indemnified Party that the Indemnifying Party will conduct the defense of such third party claim at the expense of the Indemnifying Party, then so long as such defense is being conducted, the Indemnified Party shall not settle or admit liability with respect to the claim and shall afford to the Indemnifying Party and defending counsel all reasonable assistance in defending against the claims.

               8.3.3 The party claiming indemnification under Section 8.1 or 8.2 must give written notice of a claim to the other party hereto within one (1) year after Closing; after such date, all such claims are barred, provided however, that this claims bar date shall not apply to, and the claims bar date shall be, the applicable statute of limitations, for obligations described in Sections 2.1.11, 2.1.20, 3.0, 5.3, 5.4, 12.9, 13.0 and 14.0, and the License Agreement.

          8.4 Arbitration Procedures. The Procedures of Exhibit 5.5 shall apply to claims for indemnity under this Section 8.0.

     9.0 CONDITIONS TO CLOSING: TERMINATION.

          9.1 Condition to Seller's Obligations. Seller's obligations to close the transactions provided for in this Agreement are conditioned on:

               9.1.1 Performance. The Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing, and shall have taken all action required to be taken by the Purchaser under this Agreement. The satisfaction of all of Purchaser's obligations under this Agreement including payment of the Purchase Price, and delivery of the Escrow Agreement.

               9.1.2 Representations True at Closing. The correctness, as of the Closing Date, of all of Purchaser's representations and warranties contained in this Agreement.

               9.1.3 Closing Date. The Closing Date being no later than August 30, 2001 or such later date as may be reasonably agreed to by Seller and Purchaser.

               9.1.4 Litigation. No litigation or proceedings shall be pending or threatened to (i) restrain, modify, set aside or invalidate the transactions contemplated by this Agreement or any portion of them; or
          (ii) obtain substantial damages in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

               9.1.5 Liens. Seller shall have arranged for release of any Encumbrances on the Purchased Assets to the reasonable satisfaction of Purchaser.

               9.1.6 Assignments. Seller shall have arranged for assignments to Purchaser of contracts relating to the Business as Purchaser may reasonably require.

          9.2 Conditions to Purchaser's Obligations. Purchaser's obligations to close the transactions provided for in this Agreement are conditioned on:

               9.2.1 Representations True at Closing. The representations and warranties of the Seller contained in this Agreement shall be true at the date of this Agreement, and at the time of the Closing with the same force and effect as though made at the Closing.

               9.2.2 Performance. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing and shall have taken all action required to be taken by the Seller under this Agreement on or prior to the Closing.

               9.2.3 Litigation. No litigation or proceedings shall be pending or threatened to (i) restrain, modify, set aside or invalidate the transactions contemplated by this Agreement or any portion of them; or
          (ii) obtain substantial damages in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

               9.2.4 Liens. Seller shall have arranged for release of any Encumbrances on the Purchased Assets to the reasonable satisfaction of Purchaser.

               9.2.5 Closing Date. The Closing Date being no later than August 30, 2001 or such later date as may be reasonably agreed to by Seller and Purchaser.

               9.2.6   Assignment.   Purchaser   shall  have  received  the  OEM
          assignments and/or consents described in Section 6.22.

          9.3 Termination if Conditions Not Satisfied. If the conditions to Closing provided in Section 9.1 or 9.2 are not satisfied, this Agreement may be terminated effective on written notice by the party entitled to terminate. Upon such termination the parties shall have no further obligation or liability to each other arising out of this Agreement and the negotiations or transactions relating to it, provided, however, that the provisions of this Agreement concerning confidentiality and public announcements (Section 12.6) and governing law, forum and no jury trial (Section 12.9) shall remain binding on the parties. Upon the termination of this Agreement each party shall promptly return all copies of all information received by it from the other party.

          9.4 Preservation of Relationships. Until the Closing Date Seller shall use all reasonable efforts to keep persons presently employed in the Business, and to preserve the Business goodwill and existing Business relationships which such Seller has with its Business customers, suppliers, distributors and sales representatives with whom such Seller has existing relationships for purposes of the conduct of the Business, subject to exercise of Seller's business judgment, in its sole discretion.

          9.5 Conduct of Business Prior to the Closing Date. Prior to the Closing, Seller shall (a) conduct the Business only in the usual and ordinary course, which shall include without limitation the continuation in the ordinary and customary course of marketing and sales activities; and
     (b) refrain from the entry into termination or material amendment of any material Business agreement or commitment other than in the ordinary course and consistent with past practice.

          9.6 Satisfaction of Closing Conditions. Prior to the Closing, the parties shall use all reasonable efforts to satisfy the conditions precedent to the Closing provided in Sections 9.1 and 9.2, including obtaining all permits, approvals, authorizations, and consents of all third parties necessary for the consummation of the transactions contemplated hereby.

          9.7 Disposal of Purchased Assets. Prior to the Closing, Seller shall not dispose of material assets of the Business except in the ordinary course of business.

     10.0 CLOSING TRANSACTIONS: SELLER.

     On the  Closing  Date  Seller  shall  deliver or cause to be  delivered  to
Purchaser:

          10.1 Deeds; Bill of Sale. Duly executed deeds and bills of sale and other instruments of assignment, transfer and conveyance of the Purchased Assets.

          10.2 Consents. All third party consents and releases necessary to transfer the Purchased Assets to Purchaser in accordance with the terms and conditions of this Agreement.

          10.3 License Agreement. Duly executed License Agreement in the form of
     Exhibit 6.9.

          10.4 Facilities Purchase Agreement. Duly executed Facilities Warranty Deed in the form of Exhibit 5.8.

          10.5 Other. Any other documents which Purchaser may reasonably request in order to transfer good and marketable title in and to the Purchased Assets to Seller, including appropriate lien releases.

     11.0 CLOSING TRANSACTIONS: PURCHASER.

     On the Closing Date, Purchaser shall deliver to Seller or cause the Escrow Agent to deliver to Seller:

          11.1 Assumption Agreement. A duly executed Assumption Agreement in the form of Exhibit 11.1 with respect to the Assumed Liabilities;

          11.2 Purchase Price. The Purchase Price payable as provided in Section 5.0, including Three Million Three Hundred Thousand Dollars ($3,300,000.00) in cash from Purchaser, and Three Million Seven Hundred Thousand Dollars ($3,700,000.00) in cash from the Escrow under the Escrow Agreement.

          11.3 License Agreement. A duly executed License Agreement in the form of Exhibit 6.9.

          11.4 Office Suite Lease Agreement. A duly executed office suite Lease Agreement in the form of Exhibit 5.9.

     12.0 MISCELLANEOUS.

          12.1 Expenses, Etc. All costs, fees, or expenses (including, without limitation, legal fees) incurred by each of Seller and Purchaser or in connection with Closing under this Agreement shall be borne by each of them, respectively, and not by the other, subject to Sections 3.0 and 4.0.

          12.2 Parties in Interest: Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Seller and its successors and assigns, and Purchaser and its successors and assigns. No right or obligation under this Agreement shall be assigned or delegated by any party except with the prior written consent of the other parties.

          12.3 Entire Agreement; Amendments. This Agreement and the other writings referred to in it contain the entire understanding of the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties.

          12.4 Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.5 Notices. All notices, claims, certificates, requests, demands and other communications ("Communications") under this Agreement shall be in writing and shall be deemed to have been duly given and received when sent by confirmed telecopy, followed by deposit into the U.S. Mail of a copy sent by registered or certified mail, postage prepaid as follows:

               If to Seller:

               Starcraft Corporation
               2703 College Avenue
               Post Office Box 1903
               Goshen, Indiana 46526
               Attn: Kelly L. Rose, Chairman of the Board

               If to Purchaser, to:

               Forest River, Inc.
               3010 College Avenue
               Goshen, Indiana 46526
               Attn: Pete Liegl, President

     or to such other person's address and telecopy number within the United State of America as the person to whom a Communication is to be given may have furnished to the others in writing in accordance with this Paragraph. A Communication given by any other means shall be deemed duly given when actually received by the addressees.

          12.6 Public Announcements: Confidentiality. All announcements relating to this Agreement or the negotiations relating to it or transactions contemplated in it, including announcements to employees, will be made only as may be agreed upon jointly by representatives designated by the parties, except as required by law or governmental regulation, including NASDAQ and the SEC. Until the Closing Purchaser agrees to keep, and to cause its respective representatives, lenders and others to keep, all information pertaining to Seller and Seller's Business strictly confidential, except as required by law.

          12.7 Further Assurances. After the Closing Date, without further consideration, Seller and Purchaser shall execute and deliver such further instruments and documents intended by this Agreement that any party shall reasonably request to consummate the transactions contemplated by the Agreement and to perfect Purchaser's title to the Purchased Assets.

          12.8 Waiver. No waiver of any provision of this Agreement shall be effective unless in writing signed on behalf of Seller and Purchaser. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

          12.9 Governing Law; Forum; No Jury. This Agreement shall be governed by the laws of the State of Indiana applicable to contracts made and to be wholly performed in the State of Indiana. Subject to certain special procedures described in Exhibit 5.5, any and all litigation between the parties pertaining to or arising out of this Agreement or the transactions provided for in it, shall be brought and maintained only in the courts of Elkhart County, State of Indiana (including federal courts sitting in the Northern District, South Bend Division, State of Indiana) and the parties irrevocably consent to the subject matter and personal jurisdiction of such courts and waive all rights to a trial by jury as to all or any part of any such litigation.

          12.10 Definitions. The following words and phrases have the following meanings for purposes of this Agreement (and each Exhibit thereto):

          "best efforts" - the efforts that a prudent person desirous of achieving a result would use under similar circumstances to ensure that such result is achieved as expeditiously as possible;

          "knowledge" - an individual shall be deemed to have "knowledge" of a particular fact or other matter if:

               (i) such individual is actually aware of such fact or other matter; or

               (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter.

          A person (other than an individual) shall be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving or who has at any time served, as a director, officer, employee or partner, of such person has or at any time had, knowledge of such fact or other matter.

          "ordinary course of business" - an action taken by a person shall be deemed to have been taken in the "primary course of business" only if:

               (i) such action is recurring in nature, is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person;

               (ii) such action is not required to be authorized by the board of directors of such person (or by any person or group of persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

               (iii) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person.

          "threatened" - a claim, proceeding, dispute, action or other matter shall be deemed to have been "threatened" if any demand or statement shall have been made (orally or in writing) or any notice shall have been given (orally or in writing), or if any other event shall have occurred or any other circumstances shall exist, that might lead a prudent person to conclude that such a claim, proceeding, dispute, action or other matter might be asserted, commenced, taken or otherwise pursued in the future.

     13.0 SELLER'S NON-COMPETITION.

          a. The Seller hereby acknowledges and recognizes the highly competitive nature of the Business; and accordingly agrees that, in consideration of the premises contained herein, the consideration to be received by the Seller hereunder, and to induce the Purchaser to enter into this Agreement, it will not, from and after the Closing until the third anniversary thereof, directly or indirectly, engage in, represent in any way or be connected with any business or activity in competition with the Business as conducted by the Seller immediately prior to the Closing, in any state where Seller's Business had customers or dealers in the year prior to the Closing ("Competitive Business"), provided, however, that "Competitive Business" or "Business" shall not include second stage manufacturing for OEM companies, and parts, customer service and/or warranty service for OEM companies ("Non-Competitive Business").

          b. It is the desire and intent of the parties that the foregoing provisions of this Section 13.0 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to the minimum extent necessary to comply with applicable laws and shall be enforced as so amended. In addition, in the event of a breach or threatened breach by the Seller of the provisions of this Section 13.0, the Purchaser shall be entitled to an injunction restraining them, as the case may be, from such breach. Nothing herein contained shall be construed as prohibiting the Purchaser from pursuing any other remedies available for such breach or threatened breach.

          c. In the event Purchaser defaults under this Agreement, or any Exhibit hereto, then this Section 13.0 shall be null, void, and of no further force and effect.

          d. Seller shall not be deemed to have breached this Section 13.0 by Seller's performance of Retained Liabilities or other obligations under this Agreement.

          e. Purchaser agrees that in the event Purchaser ceases manufacture of any of the Products, Purchaser shall promptly notify Seller and Seller may compete as to such Products and not be in violation of this Section 13.0.

     14.0 PURCHASER'S NON-COMPETITION.

          a. Purchaser, in consideration of the premises contained herein, and to induce the Seller to enter into this Agreement, accordingly agrees it will not, from and after the Closing until the third anniversary thereof, directly or indirectly, engage in, represent in any way or be connected with any business or activity in competition with the Seller (except for the Business as conducted by Sellers immediately prior to Closing), consisting of the second stage manufacturing for OEM companies, and, parts, customer service and/or warranty service for OEM companies ("Competitive Business").

          b. It is the desire and intent of the parties that the foregoing provisions of this Section 14.0 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to the minimum extent necessary to comply with applicable laws and shall be enforced as so amended. In addition, in the event of a breach or threatened breach by the Purchaser of the provisions of this Section 14.0, the Seller shall be entitled to an injunction restraining them, as the case may be, from such breach. Nothing herein contained shall be construed as prohibiting the Seller from pursuing any other remedies available for such breach or threatened breach.

          c. In the event Seller defaults under this Agreement, or any Exhibit hereto, then this Section shall be null, void, and of no further force and effect.


     Dated the date first above mentioned.


                                      "PURCHASER"
                                      FOREST RIVER, INC.


                                      By: /s/ Peter Liegl
                                         ----------------------------------
                                         President


                                      "SELLER"
                                      STARCRAFT AUTOMOTIVE GROUP, INC.


                                      By: /s/ Kelly L. Rose
                                         ----------------------------------
                                         Authorized Officer


                                      NATIONAL MOBILITY CORPORATION


                                      By: /s/ Kelly L. Rose
                                         ----------------------------------
                                         Authorized Officer

                        [SCHEDULES AND EXHIBITS OMITTED]